Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission of our report dated March 22, 2012, with respect to the statements of financial condition of Beach Business Bank as of December 31, 2011 and 2010, the related statements of income, changes in shareholders' equity, and cash flows for the two years then ended December 31, 2011 and 2010.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
September 17, 2012